CONSENT OF INDEPENDENT AUDITORS’

We consent to the incorporation by reference in Registration Statement Nos. 333-145918 and 333-116978 on Forms S-8 of our report dated August 27, 2009, relating to the consolidated financial statements of Midwest Air Group, Inc. and subsidiaries (which report expresses an unqualified opinion on the Company’s financial statements and includes an explanatory paragraph relating to the Company’s change in its method of accounting for defined benefit pension and other postretirement plans, effective December 31, 2006, to conform to Statement of Financial Accounting Standards No. 158) appearing in this current report on Form 8-K/A of Republic Airways Holdings Inc.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
October 16, 2009